Exhibit L

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Class A Common Stock of Kinetik Holdings Inc., dated as of March 6, 2025 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 6, 2025

ISQ Global Fund II GP, LLC

By:	/s/ Gautam Bhandari
Name: Gautam Bhandari
Title: Director

I Squared Capital, LLC

By:	ISQ Holdings, LLC, its managing member

By:	/s/ Gautam Bhandari
Name: Gautam Bhandari
Title: Manager

ISQ Holdings, LLC

By:	/s/ Gautam Bhandari
Name: Gautam Bhandari
Title: Manager

Sadek Wahba

/s/ Sadek Wahba

Gautam Bhandari

/s/ Gautam Bhandari